Exhibit 4.7.4

CEMEX, S.A.B. DE C.V.

CEMEX OPERACIONES MÉXICO, S.A. DE C.V.

CEMEX INNOVATION HOLDING LTD.

como Pignorantes / as Pledgors

CEMEX ESPAÑA, S.A.

como Sociedad / as Company

WILMINGTON TRUST (LONDON) LIMITED

como Agente de Garantías / as Security Agent

y / and

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

como Depositario / as Custodian

y / and

las Partes Garantizadas / the Secured Parties

CONTRATO DE NOVACIÓN SUBJETIVA Y

RATIFICACIÓN DE PRENDA DE ACCIONES

(Deed of Subrogation and Ratification of Pledge over

Shares)

ÍNDICE

CLÁUSULA		PÁGINA
1.	CONDICIÓN SUSPENSIVA	9
1.	CONDITION PRECEDENT	9
2.	INTERPRETACIÓN Y DEFINICIONES	9
2.	INTERPRETATION AND DEFINITIONS	9
3.	NOVACIÓN SUBJETIVA Y RATIFICACIÓN DE LAS PRENDAS	9
3.	SUBROGATION AND RATIFICATION OF THE SHARES PLEDGES	9
4.	DESPLAZAMIENTO POSESORIO	12
4.	DELIVERY OF THE POSSESSION	12
5.	DECLARACIONES DE LOS PIGNORANTES	14
5.	REPRESENTATIONS OF THE PLEDGORS	14
6.	LIMITACIONES DEL PIGNORANTE SUIZO EN EL DERECHO SUIZO	16
6.	LIMITATIONS OF THE SWISS PLEDGOR UNDER SWISS LAW	16
7.	TRIBUTOS Y GASTOS	22
7.	TAXES AND EXPENSES	22
8.	NOTIFICACIONES	23
8.	NOTICES	23
9.	SUBSANACIÓN O COMPLEMENTO DEL CONTRATO	23
9.	FURTHER ASSURANCES	23
10.	DOCUMENTO PÚBLICO	23
10.	PUBLIC DOCUMENT	23
11.	LEY Y JURISDICCIÓN	23
11.	LAW AND JURISDICTION	23
12.	IDIOMA	24
12.	LANGUAGE	24

En Madrid, a 23 de diciembre de 2020.	In Madrid, on 23 December 2020.

INTERVIENEN	APPEAR

DE UNA PARTE,	ON THE ONE HAND,

(1)   CEMEX, S.A.B. DE C.V. (“Cemex”), sociedad de nacionalidad mexicana, con domicilio social en Avenida Constitución #444 Pte. Col. Centro C.P. 64000 Monterrey, N.L., México, inscrita en el Registro Federal de Contribuyente con número CEM-880726-UZA y con número de identificación fiscal (N.I.F.) N4121454E.

(1)   CEMEX, S.A.B DE C.V. (“Cemex”), a company duly incorporated under the laws of Mexico, with corporate domicile at Avenida Constitución #444 Pte. Col. Centro C.P. 64000 Monterrey, N.L., Mexico, duly registered with the Federal Registry under number CEM-880726-UZA, and with Spanish Tax Identification Number (N.I.F.) N4121454E.

Se encuentra debidamente representada a estos efectos.	It is duly represented for these purposes.

(2)   CEMEX OPERACIONES MÉXICO, S.A. DE C.V. (“Cemex Operaciones México”), sociedad de nacionalidad mexicana, con domicilio social en Avenida Constitución #444 Pte. Col. Centro C.P. 64000 Monterrey, N.L., México, inscrita en el Registro Federal de Contribuyente con número CDC-960913-SK6 y con número de identificación fiscal (N.I.F.) N4122037G.

(2)   CEMEX OPERACIONES MÉXICO, S.A. DE C.V. (“Cemex Operaciones Mexico”), a company duly incorporated under the laws of Mexico, with corporate domicile at Avenida Constitución #444 Pte. Col. Centro C.P. 64000 Monterrey, N.L., Mexico, duly registered with the Federal Registry under number CDC-960913-SK6, and with Spanish Tax Identification Number (N.I.F.) N4122037G.

Se encuentra debidamente representada a estos efectos.	It is duly represented for these purposes.

(3)   CEMEX INNOVATION HOLDING LTD. (“Cemex Innovation Holding”), sociedad de nacionalidad suiza, con domicilio en General-Guisan-Strasse 6 6300 Zug, Suiza, inscrita en el Registro de Comercio del Cantón Zug con número CHE-109.294.363 y con número de identificación fiscal (N.I.F.) N0392646F.

(3)   CEMEX INNOVATION HOLDING LTD. (“Cemex Innovation Holding”), a company duly incorporated under the laws of Switzerland, with corporate domicile at General-Guisan-Strasse 6 6300 Zug, Switzerland, duly registered with the Register of Commerce of the Canton of Zug under number CHE-109.294.363 and with Spanish Tax Identification Number (N.I.F.) N0392646F.

Se encuentra debidamente representada a estos efectos.	It is duly represented for these purposes.

En lo sucesivo, Cemex, Cemex Operaciones de México y Cemex Innovation Holding serán denominados conjuntamente los “Pignorantes”, y cada uno de ellos, indistintamente, el o un “Pignorante”.	Hereinafter, Cemex, Cemex Operaciones de Mexico and Cemex Innovation Holding will be jointly referred to as the “Pledgors”, and each of them, individually, as a “Pledgor”.

DE OTRA PARTE,	ON THE OTHER HAND,

(4)   CEMEX ESPAÑA, S.A., sociedad de nacionalidad española, con domicilio social en calle Hernández de Tejada, nº 1, Madrid, España, inscrita en el Registro Mercantil de Madrid, tomo 9.744, folio 166, hoja número M-156.542, y con número de identificación fiscal (N.I.F.) A-46004214 (“Cemex España” o la “Sociedad”).

(4)   CEMEX ESPAÑA, S.A., a company duly incorporated under the laws of Spain, with corporate domicile in calle Hernández de Tejada, nº 1, Madrid, Spain, duly registered with the Mercantile Registry of Madrid under volume 9.744, Page 166, Sheet M-156.542, and with Spanish Tax Identification Number (N.I.F.) A-46004214 (“Cemex Spain” or the “Company”).

Se encuentra debidamente representada a estos efectos.	It is duly represented for these purposes.

Y DE OTRA PARTE,	AND ON THE OTHER HAND,

(5) Las entidades referidas en el ANEXO 1 del presente Contrato (los “Acreedores Comparecientes”).	(5) The entities referred to in ANNEX 1 hereto (the “Appearing Lenders”).

(6)   WILMINGTON TRUST (LONDON) LIMITED, entidad constituida de conformidad con las leyes de Inglaterra y Gales, con domicilio social en Third Floor, 1 King’s Arms Yard, Londres EC2R 7AF, inscrita en el Registro de Sociedades con número 05650152 (el “Agente de Garantías”).

(6)   WILMINGTON TRUST (LONDON) LIMITED, an entity duly incorporated under the laws of England and Wales with registered offices at Third Floor, 1 King’s Arms Yard, London EC2R 7AF, registered with the Companies Home under the number 05650152 (the “Security Agent”).

El Agente de Garantías actúa en el presente Contrato en su propio nombre y derecho y, asimismo por cuenta y en beneficio de las entidades incluidas en el ANEXO 2 y de las restantes Partes Garantizadas (tal y como se define en el Contrato de Relación entre Acreedores, definido a continuación, las “Partes Garantizadas”) en virtud del Contrato de Relación entre Acreedores (tal y como éste se define a continuación).

The Security Agent acts in this Agreement in its own name and on its own behalf and, in addition for the entities listed under ANNEX 2, and of the remaining Secured Parties (as defined in the Intercreditor Agreement, defined below, the “Secured Parties”) by virtue of the Intercreditor Agreement (as this term is defined below).

(7) BANCO BILBAO VIZCAYA ARGENTARIA, S.A., entidad de crédito con domicilio en Bilbao, Plaza de San Nicolás número 4, y número de identificación fiscal A-48265169 (el “Depositario”).	(7) BANCO BILBAO VIZCAYA ARGENTARIA, S.A., a credit entity with registered offices at Bilbao, Plaza de San Nicolás, 4, Spain, registered with Tax Identification Number A-48265169 (the “Custodian”).

El Depositario comparece en su propio nombre y representación como Acreedor y a los efectos del reconocimiento de las obligaciones contenidas en la cláusula 4.	The Custodian appears in this document in its own name and behalf as Lender and for the purposes of the acknowledgement of the undertakings set out in clause 4.

En lo sucesivo, los Pignorantes, la Sociedad, los Acreedores Comparecientes y el Agente de Garantías serán denominados conjuntamente como las “Partes”.	Hereinafter, the Pledgors, the Company, the Appearing Lenders and the Security Agent shall be jointly referred to as the “Parties”.

EXPONEN	WHEREAS

(A) Que la Sociedad y los Pignorantes forman parte del grupo encabezado por Cemex (el “Grupo”).	(A) The Company and the Pledgors are part of a group which holding company is Cemex (the “Group”).

(B) Que en el año 2012, el Grupo llevó a cabo un proceso de reestructuración de su deuda financiera, en el contexto del cual:	(B) In 2012 the Group entered into a refinancing process of its financial indebtedness, in the context of which:

(i) el 17 de septiembre de 2012, Cemex y ciertas sociedades del Grupo suscribieron un contrato de relación entre acreedores denominado “Intercreditor Agreement”, el cual fue elevado a público el 8 de noviembre de 2012 ante el Notario de Madrid, D. Rafael Monjo Carrió (tal y como el mismo ha sido novado en cada momento, el “Contrato de Relación entre Acreedores”);

(i) on 17 September 2012, Cemex and certain companies within the Group entered into an intercreditor agreement, which was raised to the status of Spanish public document on 8 November 2012 before the Notary of Madrid, Mr. Rafael Monjo Carrió (as amended from time to time, the “Intercreditor Agreement”);

(ii)  el 8 de noviembre de 2012, New Sunward Holding B.V. y Cemex, como pignorantes, entre otros, suscribieron un contrato de constitución de prendas de acciones con la intervención del Notario de Madrid, D. Rafael Monjo Carrió, con el número 3.530 de su Libro Registro (tal y como ha sido novado, ratificado y extendido en cada momento, el “Contrato de Prendas”), en virtud del cual, en garantía de las obligaciones presentes y futuras debidas por cualquier miembro del Grupo a cualquier Parte Garantizada (Secured Party) bajo cada uno de los Documentos de Deuda (Debt Documents) (tal y como dichos términos se definen en el Contrato de Relación entre Acreedores), Cemex y New Sunward Holding B.V. constituyeron a favor de las Partes Garantizadas derechos reales de prenda sobre las acciones de la Sociedad sobre las que ostentaban titularidad (las “Prendas”).

(ii)  on 8 November 2012, New Sunward Holding B.V. and Cemex, as pledgors, amongst others, entered into a shares pledge agreement with the intervention of the Notary of Madrid Mr. Rafael Monjo Carrió with number 3,530 of his records (as amended, ratified and extended from time to time, the “Pledges Agreement”), by virtue of which, in order to secure all present and future obligations that may be due at any time by any member of the Group to any Secured Party under any Debt Documents (as these terms are defined under the Intercreditor Agreement), Cemex and New Sunward Holding B.V. granted in favour of the Secured Parties several first ranking concurrent rights of pledges over the shares in the Company owned by each of them (the “Pledges”).

(C)  Que, el 19 de julio de 2017, Cemex y los Acreedores, entre otros, suscribieron un contrato de financiación sometido a derecho inglés denominado “Facilities Agreement”, el cual fue elevado a público en esa misma fecha ante el Notario de Madrid D. Antonio Pérez-Coca Crespo con número 4.008 de su protocolo (tal y como ha sido novado o modificado a lo largo del tiempo, el “Contrato de Financiación”).

(C)  On 19 July 2017, Cemex and the Lenders, among others, entered into an English law governed facilities agreement, which was raised to the status of Spanish public document on that same date before the Notary of Madrid Mr. Antonio Pérez-Coca Crespo under number 4,008 of his official records (as amended or modified from time to time, the “Facilities Agreement”).

El Contrato de Financiación es un Documento de Deuda (Debt Document) a los efectos del Contrato de Relación entre Acreedores y, por consiguiente, las obligaciones derivadas del mismo están garantizadas en virtud de las Prendas.

The Facilities Agreement is a Debt Document in accordance with the Intercreditor Agreement and therefore, the obligations under the Facilities Agreement are secured by the Pledges.

(D)  Que con el objeto de optimizar y simplificar la estructura del Grupo, los administradores de Cemex España y de New Sunward Holding B.V. aprobaron un proyecto común de fusión por absorción transfronteriza (el “Proyecto de Fusión”) en virtud del cual, Cemex España, como sociedad absorbente, procederá a absorber a New Sunward Holding B.V., como sociedad absorbida, con la consiguiente disolución sin liquidación de esta última, atribuyendo a Cemex Operaciones México y Cemex Innovation Holding, por su condición de accionistas de New Sunward Holding B.V., las acciones de Cemex España en proporción a su participación en New Sunward Holding B.V. (la “Fusión”).

(D)  For the purposes of optimizing and simplifying the structure of the Group, the directors of Cemex Spain and New Sunward Holding B.V. authorised a common draft terms of a cross-border merger by absorption (the “Draft of Merger”) further to which Cemex Spain, as successor company will absorb New Sunward Holding B.V., as transferor company, with the consequent winding-up without liquidation of New Sunward Holding B.V., allotting the shares of New Sunward Holding B.V. to Cemex Operaciones Mexico and Cemex Innovation Holding, due to their condition of shareholders of New Sunward Holding B.V., pro rata to their holdings in New Sunward Holding B.V. (the “Merger”).

(E)  Que el 26 de octubre de 2020 se publicaron los anuncios del acuerdo de fusión según lo exigido por el artículo 43 de la Ley 3/2009, de 3 de abril de Modificaciones Estructurales, los cuales fueron complementados mediante la publicación, el 23 de noviembre de 2020, de dos anuncios de corrección de errores.

(E)  On 26 October 2020 the Merger was published in accordance with article 43 of Law 3/2009, of 3 April, of Structural Modifications (Modificaciones Estructurales) and consequently complemented on 23 November 2020 by virtue of two complementary announcements rectifying certain errors.

(F)  Que el 30 de noviembre de 2020, New Sunward Holding B.V. y Cemex España otorgaron la escritura pública de la Fusión ante el Notario de Madrid D. Miguel Ruiz-Gallardón García de la Rasilla con número 4161 de su protocolo (la “Escritura de Fusión”), la cual fue presentada en el Registro Mercantil de Madrid el 1 de diciembre de 2020 (la “Fecha de Presentación a Inscripción”).

(F)  On 30 November 2020, New Sunward Holding B.V. and Cemex Spain granted the public deed of the Merger was signed before the Notary of Madrid Mr. Miguel Ruiz-Gallardón García de la Rasilla under number 4161 of his official records (the “Deed of Merger”), being filed with the Commercial Registry of Madrid on 1 December 2020 (the “Date of Presentation for Registration”).

(G)  Que una vez transcurrido el plazo de oposición de acreedores legalmente establecido, el registrador mercantil competente procederá a inscribir la Escritura de Fusión en el Registro Mercantil (la “Inscripción de la Escritura de Fusión”). De conformidad con lo establecido en el artículo 46 de la Ley 3/2009, de 3 de abril de Modificaciones Estructurales, la eficacia de la Fusión se producirá con la Inscripción de la Escritura de Fusión en el Registro Mercantil competente, surtiendo efectos desde la Fecha de Presentación a Inscripción, esto es 1 de diciembre de 2020 (la “Fecha de Efectividad”).

(G)  Once the legal period for opposition of creditors has elapsed, the relevant registrar will register the Deed of Merger with the Commercial Registry (the “Registration of the Deed of Merger”). Pursuant to article 46 of Law 3/2009 of 3 April of Structural Modifications (Modificaciones Estructurales), the effectiveness of the Merger will occur upon the Registration of the Deed of Merger, being effective as from the Date of Presentation for Registration, this is, 1 December 2020 (the “Effective Date”).

(H) Que, como consecuencia de la Fusión, las acciones en la Sociedad cuya titularidad ostentaba originalmente New Sunward Holding B.V. quedarán canjeadas de modo que:	(H) Further to the Merger, the shares originally held in the Company by New Sunward Holding B.V. will be exchanged so that:

(i) Cemex Operaciones México ostentará la titularidad de 591.873.177 acciones de Cemex España, representadas mediante anotaciones en cuenta de 1,17 euros de valor nominal cada una de ellas, representativas del 54,1971% del capital social; y

(i) Cemex Operaciones México will hold 591,873,177 shares of Cemex España, represented by book entries, having a face value of EUR 1.17 each, representing 54.1971% of its share capital; and

(ii)  Cemex Innovation Holding ostentará la titularidad de 493.364.391 acciones de Cemex España, representadas mediante anotaciones en cuenta de 1,17 euros de valor nominal cada una de ellas, representativas del 45,1768% del capital social.

(ii) Cemex Innovation Holding will hold 493,364,391 shares of Cemex España, represented by book entries, having a face value of EUR 1.17 each, representing 45.1768% of its share capital.

En lo sucesivo, el canje de acciones producido como consecuencia de la Fusión y reflejado en el párrafo anterior será denominado como el “Canje de Acciones”.	Hereinafter, the share exchange resulting from the Merger and reflected in the preceding paragraph will be referred to as the “Share Exchange”.

Asimismo, se hace constar que, como consecuencia de la Fusión, parte de las acciones originalmente pignoradas en virtud de las Prendas serán amortizadas de conformidad con lo previsto en el Proyecto de Fusión.

Likewise, it is expressly stated that, as a consequence of the Merger, part of the shares originally pledged under the Pledges will be amortized as foreseen in the Draft of Merger.

(I) Que, tras el Canje de Acciones, los Pignorantes serán legítimos propietarios de las acciones de Cemex España que se detallan a continuación:	(I) That, after the Share Exchange, the Pledgors will be the legitimate owners of the following shares in Cemex España:

(i) Cemex será titular de 2.050.000 acciones de 1,17 euros de valor nominal cada una (las “Acciones Parent”), representativas del 0,1877% del capital social de la Sociedad. Las Acciones Parent están libres de cargas y gravámenes de cualquier tipo (distintos de las Prendas);

(i) Cemex will own 2,050,000 shares of EUR 1.17 face value each of them (the “Parent Shares”), representing 0.1877% of the Company’s share capital. The Parent Shares are free of charges and liens of any kind (other than the Pledges);

(ii)  Cemex Operaciones México será titular de 591.873.177 acciones de 1,17 euros de valor nominal cada una (las “Acciones COM”), representativas del 54,1971% del capital social de la Sociedad. Las Acciones COM están libres de cargas y gravámenes de cualquier tipo (distintos de las Prendas); y

(ii)  Cemex Operaciones México will own 591,873,177 shares of EUR 1.17 face value each of them (the “COM Shares”), representing 54.1971% of the Company’s share capital. The COM Shares are free of charges and liens of any kind (other than the Pledges); and

(iii)  Cemex Innovation Holding será titular de 493.364.391 acciones de 1,17 euros de valor nominal cada una (las “Acciones CIH”), representativas del 45,1768% del capital social de la Sociedad. Las Acciones CIH están libres de cargas y gravámenes de cualquier tipo (distintos de las Prendas).

(iii)  Cemex Innovation Holding will own 493,364,391 shares of EUR 1.17 face value each of them (the “CIH Shares”), representing 45.1768% of the Company’s share capital. The CIH Shares are free of charges and liens of any kind (other than the Pledges).

En lo sucesivo, las Acciones Parent, las Acciones COM y las Acciones CIH serán conjuntamente denominadas como las “Acciones”.	Hereinafter, the Parent Shares, COM Shares and CIH Shares will be jointly referred to as the “Shares”.

(J)   Que, de conformidad con lo establecido en la cláusula 5 del Contrato de Prendas, las Prendas se extenderán y comprenderán cualesquiera títulos, valores, activos o fondos que correspondan a las acciones en el caso de fusión, canje o cualquier operación societaria similar que afecte a la Sociedad.

(J)   Pursuant to clause 5 of the Pledges Agreement, the Pledges shall extend to comprise any shares, securities, assets or funds which correspond to the shares in the event of merger, share exchange or similar corporate transactions affecting the Company.

Como consecuencia de (i) la regulación relativa a la sustitución de activos establecida en el párrafo anterior; (ii) el principio de reipersecutoriedad aplicable a las garantías reales y (iii) el Canje de Acciones, las Acciones continúan pignoradas en su totalidad en favor de las Partes Garantizadas en virtud de las Prendas.

Consequently to (i) the replacement of assets referred to above; (ii) the in rem security principle of “reipersecutoriedad” and (iii) the Share Exchange, all the Shares remain pledged in favour of the Secured Parties by virtue of the Pledges.

(K)  Que, sin perjuicio de la sustitución de activos automática referida en el apartado anterior, las Partes han acordado otorgar el presente contrato de novación subjetiva del Contrato de Prendas (el “Contrato”) que se regirá por las siguientes

(K)  Without prejudice to the automatic replacement of assets referred to above, the Parties have agreed to enter into this subrogation of Pledges Agreement (the “Agreement”) in accordance with the following

ESTIPULACIONES	CLAUSES

1. CONDICIÓN SUSPENSIVA	1. CONDITION PRECEDENT

Las Partes acuerdan expresamente que la validez y eficacia del presente Contrato queda sujeta a la plena efectividad de la Fusión, i.e., a la Inscripción de la Escritura de Fusión en el Registro Mercantil, desplegando plenamente sus efectos con carácter retroactivo desde la Fecha de Presentación a Inscripción, esto es, la Fecha de Efectividad (incluida).

The Parties expressly agree that the validity and effectiveness of this Agreement is subject to the full effectiveness of the Merger, i.e., the Registration of the Deed of Merger with the Commercial Registry, and being fully effective retroactively as from the Date of Presentation for Registration, this is, the Effective Date (included).

2. INTERPRETACIÓN Y DEFINICIONES	2. INTERPRETATION AND DEFINITIONS

Salvo que en este documento se establezca lo contrario, los términos en mayúsculas que se incluyen en este Contrato tendrán el significado que a los mismos se atribuye en el Contrato de Prendas.	Unless a contrary indication appears, capitalised terms included in this Agreement shall have the same meanings given to them in the Pledges Agreement.

Las Partes acuerdan y hacen constar que este Contrato no modifica los términos y condiciones del Contrato de Financiación o del Contrato de Relación entre Acreedores. Además, este Contrato quedará sujeto a los términos del Contrato de Relación entre Acreedores y, en caso de cualquier inconsistencia, el Contrato de Relación entre Acreedores prevalecerá entre las partes de este Contrato y del Contrato de Relación entre Acreedores y siempre que lo permita la ley aplicable.

The Parties hereby agree that this Agreement shall not in any way prejudice or affect the terms and conditions contained in the Facilities Agreement or the Intercreditor Agreement. Further, this Agreement shall be subject to the terms of the Intercreditor Agreement and in the event of any inconsistencies, the Intercreditor Agreement shall prevail amongst the parties hereto and thereto and as permitted by applicable law.

3. NOVACIÓN SUBJETIVA Y RATIFICACIÓN DE LAS PRENDAS	3. SUBROGATION AND RATIFICATION OF THE SHARES PLEDGES

3.1 Las Partes hacen constar formalmente que, como consecuencia de la Fusión:	3.1 The Parties expressly represent that further to the Merger:

(i) Cemex Operaciones México y Cemex Innovation Holding se han subrogado en la posición de New Sunward Holding B.V. como Pignorantes bajo el Contrato de Prendas;	(i) Cemex Operaciones México and Cemex Innovation Holding have been subrogated into the contractual position of New Sunward Holding B.V. as pledgors under the Pledges Agreement;

(ii) las Acciones están pignoradas en su totalidad en virtud de las Prendas y de conformidad con los términos previstos en el Contrato de Prendas; y	(ii) all the Shares are pledged by virtue of the Pledges in accordance with the terms set forth in the Pledges Agreement; and

(iii) Cemex Operaciones México y Cemex Innovation Holding aceptan íntegramente las Prendas, las cuales continúan estando plenamente en vigor sobre las Acciones.	(iii) Cemex Operaciones México and Cemex Innovation Holding accept the Pledges in full, which shall remain in place as valid security over the Shares.

3.2 Como consecuencia de lo anterior, las referencias en el Contrato de Prendas a:	3.2 As a consequence of the above, the references in the Pledges Agreement to:

(i) el “Pignorante” o los “Pignorantes” se entenderán realizadas a Cemex, Cemex Operaciones México y Cemex Innovation Holding; y	(i) the “Pledgor” or the “Pledgors” shall be deemed made to Cemex, Cemex Operaciones México and Cemex Innovation Holding; and

(ii) las “Acciones” se entenderán realizadas a las Acciones tras el Canje de Acciones (tal y como se define en el Expositivo (H) anterior).	(ii) the “Shares” shall be deemed made to the Shares after the Share Exchange (as defined in Exhibit (H) above).

3.3 En virtud del presente Contrato:	3.3 By virtue of this Agreement:

3.3.1 El primer párrafo de la cláusula 5.1 (Sustitución de activos) del Contrato de Prendas es modificado para quedar de la siguiente manera:	3.3.1 The first paragraph of clause 5.1 (Replacement of assets) of the Pledges Agreement is hereby modified to read as follows:

“Las Prendas se extenderán y comprenderán cualesquiera títulos, valores, activos (materiales o inmateriales) o fondos que sustituyan o correspondan a las Acciones en el caso de fusión, escisión, disolución, ampliación o reducción de capital, conversión o canje, transformación o cualesquiera otras operaciones societarias similares que afecten a la

“The Pledges created herein shall extend to comprise any shares, securities, assets (tangible or intangible) or funds which substitute or correspond to the Shares in the event of merger, winding up, capital increase or reduction, conversion or share swap, transformation, de-merger or any other similar corporate transactions affecting the Company or the Shares such

Sociedad o a las Acciones de manera que no se reduzca por debajo de (y por lo tanto permanezca en todo momento pignorado) el porcentaje de capital social de la Sociedad previsto en la Clásuula 22.28 (Transaction Security) del Contrato de Financiación. Las referencias a las Acciones en este Contrato serán aplicables a los valores, activos o fondos que en el futuro las sustituyan o correspondan”

that the value of the Pledges (in terms of percentage of the capital stock of the Company) is not reduced below (and therefore remains pledged at all times) the percentage of the capital stock of the Company foreseen in Clause 22.28 (Transaction Security) of the Facilities Agreement. Hereinafter, any reference to the Shares in this Agreement shall extend to comprise any right, securities, assets or funds that may correspond or in future substitute to the Shares.”

3.3.2 El segundo párrafo de la cláusula 5.2 (Ampliaciones de capital) del Contrato de Prendas es modificado para quedar de la siguiente manera:	3.3.2 The second paragraph of clause 5.2 (Increase of share capital) of the Pledges Agreement is hereby modified to read as follows:

“Los Pignorantes se comprometen a realizar todos los actos y formalizar cuantos documentos sean necesarios para que las Prendas se extiendan a las nuevas acciones de la Sociedad emitidas y suscritas por el Pignorante, con objeto de que el valor de las Prendas (en términos de porcentaje de participación en el capital de la Sociedad) no se reduzca por debajo de (y por lo tanto permanezca en todo momento pignorado) el porcentaje de capital social de la Sociedad previsto en la Clásuula 22.28 (Transaction Security) del Contrato de Financiación.”

“The Pledgors undertake to do all things and execute all documents as may be necessary in order for the Pledges to be extended to such newly-issued shares of the Company subscribed by the Pledgor, in order to avoid that the value of the Pledges (in terms of percentage of the capital stock of the Company) is not reduced below (and therefore remains pledged at all times) the percentage of the capital stock of the Company foreseen in Clause 22.28 (Transaction Security) of the Facilities Agreement.”

3.4 Asimismo, en virtud del presente Contrato:	3.4 Likewise, by virtue of this Agreement:

3.4.1 Cemex Operaciones México y Cemex Innovation Holding formalizan la subrogación en la posición contractual de New Sunward Holding B.V. en el Contrato de Prendas;	3.4.1 Cemex Operaciones Mexico and Cemex Innovation Holding formalise their subrogation into the contractual position that New Sunward Holding B.V. had in the Pledges Agreement;

3.4.2  Cemex Operaciones México y Cemex Innovation Holding asumen como propias y se comprometen expresamente frente a las Partes Garantizadas a cumplir con las obligaciones asumidas por New Sunward Holding B.V. en virtud del Contrato de Prendas; y

3.4.2  Cemex Operaciones Mexico and Cemex Innovation Holding expressly assume and undertake vis-a-vis the Secured Parties to fulfil all the obligations assumed, by New Sunward Holding B.V., by virtue of the Pledges Agreement; and

3.4.3  los Pignorantes ratifican íntegramente las Prendas constituidas en los términos y condiciones previstos en el Contrato de Prendas de manera que, a excepción de lo previsto en el presente Contrato, los términos y condiciones de dicho Contrato de Prendas no se ven alterados o modificados en modo alguno.

3.4.3  the Pledgors ratify entirely the Pledges pursuant to the terms and conditions set out in the Pledges Agreement and therefore, except as provided herein, the terms and conditions of the Pledges Agreement are not amended, modified or affected.

3.5  Las Partes Garantizadas aceptan expresamente la asunción por parte de Cemex Operaciones México y Cemex Innovation Holding de la totalidad de los derechos y obligaciones que le corresponden en virtud del Contrato de Prendas.

3.5 The Secured Parties expressly accept the undertaking by Cemex Operaciones Mexico and Cemex Innovation Holding of all the rights and obligations set out in the Pledges Agreement.

4. DESPLAZAMIENTO POSESORIO	4. DELIVERY OF THE POSSESSION

4.1  Cemex España se compromete a notificar al Depositario (mediante notificación dirigida a la atención y dirección incluida en el ANEXO 3 del presente Contato) de la Inscripción de la Escritura de Fusión en la misma Fecha de Efectividad.

4.1  Cemex Spain undertakes to inform the Custodian (by means of a notification delivered to the attention and address included in ANNEX 3 hereto) of the Registration of the Deed of Merger on the Effective Date.

4.2 Asimismo, el Depositario, mediante su comparecencia en el presente Contrato, se da por notificado del otorgamiento del presente Contrato y se compromete a:	4.2 Likewise, the Custodian, by means of is appearance as a party to this Agreement, acknowledges the execution of this Agreement and hereby undertakes to:

4.2.1  en el mismo Día Hábil en que Cemex España comunique al Depositario la Inscripción de la Escritura de Fusión o, si no fuera posible, en el Día Hábil siguiente, inscribir el otorgamiento de la presente novación subjetiva y ratificación de las Prendas en el correspondiente registro de anotaciones en cuenta, inscripción que equivaldrá al desplazamiento posesorio de las Acciones de conformidad con lo previsto en el artículo 12 del Real Decreto Legislativo 4/2015 que aprueba el texto refundido de la Ley del Mercado de Valores y en el artículo 14 del RD 878/2015; y

4.2.1  on the same date on which Cemex Spain has informed the Custodian of the Registration of the Deed of Merger or, if not possible, on the following Business Day, record the granting of this subrogation and ratification of the Pledges in the relevant book entries registries. This recording shall be equivalent to the delivery of possession of the Shares pursuant to Article 12 of the Legislative Royal Decree 4/2015 which approves the unified text of the Securities Market Law and Article 14 of RD 878/2015; and

4.2.2  una vez efectuada la inscripción prevista en el párrafo 4.2.1 anterior, y dentro de los quince (15) Días Hábiles siguientes a la fecha en que hubieran sido notificados de la Inscripción de la Escritura de Fusión, emitir los certificados de prenda correspondientes reflejando (i) los titulares de las Acciones tras la Fusión; (ii) que las Acciones están libres de cargas y gravámenes de cualquier tipo (distintos de las Prendas); y (iii) la subrogación y ratificación de las Prendas (los “Certificados de Prenda”), copia de los cuales deberán ser enviados al Notario ante el cual se eleva a público el presente Contrato.

4.2.2  once the recording foreseen in paragraph 4.2.1 above has taken place, within fifteen (15) Business Days as from the date on which the Custodian has been informed of the Registration of the Deed of Merger, issue the corresponding pledge certificates evidencing (i) the new owners of the Shares after the Merger; (ii) that the Shares are free of charges and liens of any kind (other than the Pledges) and (iii) the subrogation and ratification of the Pledges (the “Pledge Certificates”), a copy of which shall be delivered to the Notary before which this Agreement is notarised.

4.3  Asimismo, mediante la presente se instruye al Notario ante el cual se eleva a público el presente Contrato para que, en la misma fecha en que reciba los Certificados de Prenda emitidos por el Depositario, los incorpore mediante diligencia al presente Contrato.

4.3  Likewise, the Notary before which this Agreement is notarised is hereby instructed so that, on the date on which he receives the Pledge Certificates referred to above, he adds them to this Agreement by means of a notarial deed (diligencia).

5. DECLARACIONES DE LOS PIGNORANTES	5. REPRESENTATIONS OF THE PLEDGORS

5.1 Los Pignorantes declaran y manifiestan a favor de las Partes Garantizadas:	5.1 The Pledgors represent in favour of the Secured Parties:

5.1.1  Que Cemex Operaciones Mexico y Cemex Innovation Holding son sociedades existentes y válidamente constituidas en sus países de constitución y están inscritas en el correspondientes Registros públicos.

5.1.1  That Cemex Operaciones Mexico and Cemex Innovation Holding exist and are validly incorporated under the laws of their jurisdiction of incorporation and are registered with the applicable Public Registries in such jurisdictions.

5.1.2 Que la Sociedad es una sociedad existente y válidamente constituida en España y está inscrita en el Registro Mercantil de Madrid.	5.1.2 That the Company exists and is validly incorporated under the laws of Spain and is registered with the Mercantile Registry of Madrid.

5.1.3 Que el Depositario es la entidad encargada de los Registros de las Acciones.	5.1.3 That the Custodian is the managing company of the Registries where the Shares are recorded.

5.1.4 Que tienen capacidad para suscribir y cumplir el presente Contrato y han realizado todas las actuaciones necesarias para autorizar el otorgamiento y cumplimiento de este.	5.1.4 That they have the capacity to execute this Agreement and all necessary actions to authorise the execution and performance of this Agreement have been obtained.

5.1.5 Que los derechos reales de prenda constituyen obligaciones válidas de los Pignorantes, exigibles frente a los mismos con arreglo a lo dispuesto en este Contrato y leyes aplicables.	5.1.5 That the in rem rights of pledges constitute valid and binding obligations to the Pledgors, in accordance with the terms of this Agreement and applicable laws.

5.1.6  Que la aceptación y cumplimiento por los Pignorantes de las obligaciones contempladas en este Contrato: (a) no contraviene ningún mandato o decisión judicial o administrativa; (b) no entra en conflicto con sus escrituras de constitución o sus estatutos o los de la Sociedad; (c) no se opone a ningún documento, acuerdo o contrato que sea vinculante para los Pignorantes ni para la Sociedad ni (d) requiere autorización, consentimiento, licencia o permiso (a salvo de las correspondientes autorizaciones adoptadas por sus respectivos órganos de administración).

5.1.6  That the acceptance and performance by the Pledgors of the obligations set out hereunder: (a) does not contravene any judicial or administrative order or decision; (b) does not contravene their constitutional documents or the Company’s in any respect; (c) does not oppose to any document, agreement or contract binding for the Pledgors or the Company; and (d) does not require any authorisation, consent, licence or permit (save for the relevant corporate authorizations adopted by the respective Boards of Directors).

5.1.7  Los Pignorantes ostentan legítimamente la plena propiedad de las Acciones y tienen pleno poder de disposición sobre las mismas (a salvo de las limitaciones establecidas en la cláusula 6 del Contrato de Prendas).

5.1.7 The Pledgors are the owners of the Shares and have the full title to dispose of their respective Shares (save for the limitations set forth in clause 6 of the Pledges Agreement).

5.1.8  Que las Acciones: (a) no están sometidas a ninguna carga, gravamen o derecho de opción de compra o de venta o restricción estatutaria o contractual a su libre transmisibilidad (distintos de las Prendas); (b) han sido válidamente emitidas por la Sociedad; y (c) están plenamente suscritas y completamente desembolsadas.

5.1.8  That the Shares: (a) are free from any lien, encumbrance, option right or statutory or contractual restriction to their transmission (other than the Pledges); (b) have been validly issued by the Company; and (c) are fully subscribed and paid up.

5.1.9 Que las Acciones pignoradas por los Pignorantes representan el 99,5616% del capital social de la Sociedad.	5.1.9 That the pledged Shares by the Pledgors represent the 99.5616% of the share capital of the Company.

6. LIMITACIONES DEL PIGNORANTE SUIZO EN EL DERECHO SUIZO	6. LIMITATIONS OF THE SWISS PLEDGOR UNDER SWISS LAW

6.1  Las obligaciones de y el uso del importe obtenido como resultado de la ejecución de cualquier garantía real otorgada por Cemex Innovation Holding (el “Pignorante Suizo”) en virtud del presente Contrato, el Contrato de Prendas o cualquier otro Documento Financiero (tal como se define en el Contrato de Financiación) en relación con las obligaciones, compromisos, indemnizaciones o responsabilidades de un obligado que no sea el Pignorante Suizo o cualquiera de sus filiales plenamente participadas y controladas (las “Obligaciones Restringidas” y cada una de ellas una “Obligación Restringida”) se limitarán al importe de las Reservas Libres Distribuibles (tal como se definen a continuación) del Pignorante Suizo en el momento en que se solicite el pago, o a la cantidad máxima permitida bajo la legislación suiza aplicable en el momento de solicitar el pago, siempre que dicha limitación sea un requisito en virtud de la legislación aplicable (incluyendo cualquier jurisprudencia) en ese momento y que dicha limitación no libere al Pignorante Suizo de sus obligaciones de manera adicional a lo allí establecido, sino que únicamente posponga la fecha de cumplimiento de las mismas hasta el momento en que se permita el cumplimiento de las obligaciones a pesar de dicha limitación.

6.1  The obligations and liabilities of and the aggregate use of proceeds from the enforcement of any security interest granted by Cemex Innovation Holding (the “Swiss Pledgor”) under this Agreement, the Pledges Agreement or any other Finance Document (as defined in the Facilities Agreement) in relation to the obligations, undertakings, indemnities or liabilities of an obligor other than the Swiss Pledgor or any of its fully owned and controlled subsidiaries (the “Restricted Obligations” and each a “Restricted Obligation”) shall be limited to the amount of the Swiss Pledgor’s Free Reserves Available for Distribution (as defined below) at the time payment is requested, or the maximum amount permitted by Swiss law applicable at the time payment is requested, provided that such limitation is a requirement under applicable law (including any case law) at that point in time and that such limitation shall not free the Swiss Pledgor from its obligations in excess thereof, but merely postpone the performance date until such time as performance is permitted notwithstanding such limitation.

6.2  A los efectos de la presente cláusula 6, se entenderá por “Reservas Libres Distribuibles” una cantidad igual al importe máximo que el Pignorante Suizo pueda pagar como dividendo a su(s) accionista(s) (siendo el beneficio del balance del año hasta la fecha y cualquier reserva de libre disposición disponibles a estos efectos, en cada caso de conformidad con la legislación suiza aplicable).

6.2  For the purpose of this clause 6, “Free Reserves Available for Distribution” means an amount equal to the maximal amount in which the Swiss Pledgor can make a dividend payment to its shareholder(s) (being the year to date balance sheet profit and any freely disposable reserves available for this purpose, in each case in accordance with applicable Swiss law).

6.3  Tan pronto como sea razonablemente posible después de haber sido requerido para cumplir con una Obligación Restringida, el Pignorante Suizo deberá, si no puede cumplir con la cantidad total de las Obligaciones Restringidas, proporcionar al Agente de Garantías (i) un balance provisional estatutario auditado por los auditores legales del Pignorante Suizo en el que se establezcan las Reservas Libres Distribuibles y (ii) una confirmación emitida por el asesor jurídico o fiscal del Pignorante Suizo sobre el tipo de retención aplicable en Suiza en ese momento a cualquier pago por parte del obligado de una Obligación Restringida o a cualquier importe obtenido como resultado de la ejecución de una garantía real que garantice una Obligación Restringida a los efectos del párrafo 6.4, pagando inmediatamente a continuación, el menor de los siguientes importes: (i) la Obligación Restringida y (ii) la cantidad correspondiente a las Reservas Libres Distribuibles o la cantidad máxima permitida por la legislación suiza aplicable en el momento en que se solicite el pago al Agente de Garantías (a excepción de lo previsto a continuación).

6.3  As soon as reasonably practicable after having been requested to discharge a Restricted Obligation, the Swiss Pledgor shall, if it cannot discharge the full amount of the Restricted Obligations, provide the Security Agent with (i) an interim statutory balance sheet audited by the statutory auditors of the Swiss Pledgor setting out the Free Reserves Available for Distribution and (ii) a confirmation issued by such Swiss Pledgor’s legal or tax counsel as to the rate of Swiss withholding tax then applicable to any payment by the obligor of a Restricted Obligation or to any enforcement proceeds of a security interest securing a Restricted Obligation for the purpose of paragraph 6.4 below, promptly thereafter, pay the lesser of (i) the Restricted Obligation and (ii) the amount corresponding to the Free Reserves Available for Distribution or the maximum amount permitted by Swiss law applicable at the time payment is requested to the Security Agent (save to the extent provided below).

6.4 Con respecto a las Obligaciones Restringidas, el Pignorante Suizo deberá:	6.4 In respect of the Restricted Obligations, the Swiss Pledgor shall:

(i) si, y en la medida en que lo exija la legislación aplicable en vigor en el momento de que se trate:	(i) if and to the extent required by applicable law in force at the relevant time:

(A)  sujeto a cualquier tratado para evitar la doble imposición aplicable, deducir la retención aplicable en Suiza al tipo del 35% (o cualquier otro tipo que esté en vigor en ese momento) de que cualquier pago que realice;

(A) subject to any applicable double taxation treaties, deduct Swiss withholding tax at the rate of 35 per cent. (or such other rate as is in force at that time) from any payment made by it;

(B) pagar cualquier tipo de deducción a la Administración Fiscal Suiza;	(B) pay any such deduction to the Swiss Federal Tax Administration;

(C) notificar y aportar pruebas al Agente de Garantías de que la retención aplicable en Suiza ha sido pagado a la Administración Fiscal Suiza; y	(C) notify and provide evidence to the Security Agent that the Swiss withholding tax has been paid to the Swiss Federal Tax Administration; and

(ii)  en la medida en que se efectúe dicha deducción, no se exigirá al Pignorante Suizo hacer gross-up, indemnizar o de cualquier otra forma mantener indemne a las Partes Garantizadas por la deducción de la retención aplicable en Suiza, a pesar de que se establezca lo contrario en los Documentos Financieros, a no ser que el gross-up esté permitido bajo las leyes de Suiza en vigor en ese momento y siempre que esto no limite de ninguna manera las obligaciones de cualquier Pignorante no suizo bajo los Documentos Financieros para indemnizar a las Partes Garantizadas con respecto a la deducción de la retención aplicable en Suiza, incluyendo, sin limitación, de conformidad con la cláusula 13 del Contrato de Financiación (Tax Gross-Up and Indemnities).

(ii)  to the extent such deduction is made, not be required to make a gross-up, indemnify or otherwise hold harmless the Secured Parties for the deduction of the Swiss withholding tax notwithstanding anything to the contrary contained in the Finance Documents, unless grossing up is permitted under the laws of Switzerland then in force and provided that this should not in any way limit any obligations of any non-Swiss Pledgors under the Finance Documents to indemnify the Secured Parties in respect of the deduction of the Swiss withholding tax, including, without limitation, in accordance with clause 13 of the Facilities Agreement (Tax Gross-Up and Indemnities).

6.5  Con respecto a las Obligaciones Restringidas, si así lo exige la legislación aplicable (incluidos los tratados fiscales), en cualquier momento en que el Agente de Garantías esté ejecutando garantías reales otorgadas por el Pignorante Suizo, una vez que el Agente de Garantías haya recibido todos los importes obtenidos como resultado de dicha ejecución de la garantía, deberá notificar a la mayor brevedad al Pignorante Suizo del importe que resulta de dicha ejecución, y el Pignorante Suizo:

6.5  In respect of the Restricted Obligations, if so required under applicable law (including tax treaties) at any time when the Security Agent is enforcing security interests granted by the Swiss Pledgor, once the Security Agent is satisfied that it has received all disposal proceeds from such enforcement of the security, it shall promptly notify the Swiss Pledgor of the amount of proceeds from such enforcement, and such Swiss Pledgor:

(i)  deberá realizar sus mejores esfuerzos para asegurar que el importe obtenido como resultado de cualquier ejecución pueda utilizarse sin deducción de la retención aplicable en Suiza o con una deducción de la retención aplicable en Suiza a un tipo reducido, eximiendo de la responsabilidad bajo ese impuesto mediante una notificación (Meldever-fahren) con arreglo a la legislación aplicable (tratados fiscales incluidos) en lugar del pago del impuesto, y

(i)  shall use its best efforts to ensure that the proceeds of any such enforcement can be used without deduction of Swiss withholding tax, or with deduction of Swiss withholding tax at a reduced rate, by discharging the liability to such tax by notification (Meldever-fahren) pursuant to applicable law (including tax treaties) rather than payment of the tax, and

(ii)  deberá notificar sin demora al Agente de Garantías de que se ha hecho esa notificación o, en su caso, que es posible la deducción a un tipo reducido, y proporcionar al Agente de Garantías evidencia de que se ha hecho esa notificación a la Administración Fiscal Suiza o, en su caso, que es posible la deducción de esos impuestos a un tipo reducido.

(ii)  shall promptly notify the Security Agent that such notification has been made or, as the case may be, deduction at a reduced rate is possible, and provide the Security Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes may be deducted at a reduced rate.

En la medida en que no se disponga del procedimiento de notificación al que se hace referencia en el párrafo anterior, el Pignorante Suizo deberá:	To the extent a notification procedure referred to in the preceding paragraph is not available, the Swiss Pledgor shall:

(A)  dentro de los 20 días hábiles siguientes a la notificación por el Agente de Garantías del importe obtenido como resultado de cualquier ejecución de conformidad con el presente párrafo 6.5, notificar al Agente de Garantías que la retención aplicable en Suiza es adeudada por el Pignorante Suizo; y

(A)  within 20 Business Days after the notification by the Security Agent of the amount of proceeds from any enforcement in accordance with this paragraph 6.5 notify the Security Agent that Swiss withholding tax is due by the Swiss Pledgor; and

(B)  proporcionar al Agente de Garantías toda la información pertinente necesaria o razonablemente solicitada por el Agente de Garantías para hacer la deducción pertinente, incluyendo, pero no limitado a la cuantía de dicha deducción que deba practicarse (entendiéndose por las Partes que el Agente de Garantías tendrá el derecho, pero no la obligación, de determinar dicha cuantía, si la hubiere, de conformidad con los términos del Contrato de Relación entre Acreedores, y en particular, pero sin limitación, de conformidad con la cláusula 11.7 (Security Agent’s actions) y el párrafo c) de la cláusula 11.8 (Security Agent’s discretions) de dicho contrato, después de lo cual, el Agente de Garantías (actuando bajo las instrucciones del Grupo de Instrucción (Instructing Group) (tal como se define en el Contrato de Relación entre Acreedores)) deducirá la retención aplicable en Suiza en la cantidad en que se le notifique o que se determine de conformidad con el párrafo 6.5(ii) supra del importe obtenido como resultado de la ejecución y pagará dicho importe a la Administración Fiscal Suiza en satisfacción del pago de la retención aplicable en Suiza adeudada por el Pignorante Suizo en relación con dicho importe obtenido como resultado de la ejecución, siempre que, no obstante, el Agente de Garantías no asuma ninguna responsabilidad ante ninguna persona en relación con la deducción o los pagos realizados por el Agente de Garantías de conformidad con el presente párrafo 6.5, con algún incumplimiento por parte de Pignorante Suizo de su obligación aquí contenida o en relación con cualquier incumplimiento por el Agente de Garantías de determinar la cantidad de la deducción que debe realizarse en la medida en que no le haya sido notificada por el Pignorante Suizo.

(B)  provide the Security Agent with all relevant information necessary or reasonably requested by the Security Agent to make the relevant deduction including, but not limited to, the amount of such deduction to be made (it being understood by the Parties hereto that the Security Agent shall have the right but not the obligation to determine such amount, if any, pursuant to the terms of the Intercreditor Agreement, and in particular, but not limited to, pursuant to clause 11.7 (Security Agent’s actions) and paragraph (c) of clause 11.8 (Security Agent’s discretions) thereof), whereupon the Security Agent (acting on the instructions of an Instructing Group (as defined in the Intercreditor Agreement)) shall deduct the Swiss withholding tax in the amount notified to it or determined by it in accordance with paragraph 6.5(ii) above from the enforcement proceeds and shall pay such amount to the Swiss Federal Tax Administration in satisfaction of the Swiss withholding tax payment due by the Swiss Pledgor in relation to such enforcement proceeds, provided, however, that the Security Agent will not assume any liabilities to any person in connection with the deduction or payments made by the Security Agent pursuant to this paragraph 6.5, any failure by the Swiss Pledgor to comply with its obligation hereunder or in connection with any failure by the Security Agent to determine such amount of the deduction to be made to the extent not notified to it by the Swiss Pledgor.

6.6  El Pignorante Suizo debe realizar todos los esfuerzos razonables para procurar que toda persona que tenga derecho a la devolución total o parcial de cualquier retención aplicable en Suiza pagada con arreglo a los párrafos 6.4 o 6.5 supra lo haga, tan pronto como sea razonablemente posible después de la deducción de la retención aplicable en Suiza: (1) solicite un reembolso de la retención aplicable en Suiza en virtud de cualquier ley aplicable (incluidos los tratados para evitar la doble imposición) y (2) pague al Agente de Garantías, una vez recibido el importe reembolsado. El Agente de Garantías, previa solicitud por escrito y (siempre que sea razonable) a cargo del Pignorante Suiza, tomará todas las medidas razonables para cooperar con el Pignorante Suizo para obtener dicho reembolso.

6.6  The Swiss Pledgor shall use all reasonable efforts to procure that any person which is entitled to a full or partial refund of any Swiss withholding tax paid pursuant to paragraphs 6.4 or 6.5 above will, as soon as reasonably practicable after the deduction of the Swiss withholding tax: (1) request a refund of the Swiss withholding tax under any applicable law (including double taxation treaties) and (2) pay to the Security Agent upon receipt any amount so refunded. The Security Agent shall, at the prior written request and (so long as reasonable) cost of the Swiss Pledgor, take all reasonable steps to cooperate with the Swiss Pledgor to secure such refund.

6.7  El Pignorante Suizo tomará, y hará que se tomen, tan pronto como sea razonablemente posible, todas y cada una de otras medidas, incluida, sin limitación, la aprobación de cualquier acuerdo de los socios para aprobar cualquier pago u otro cumplimiento en virtud de los Documentos Financieros y la recepción de cualquier confirmación de los auditores del Pignorante Suizo, ya sea a raíz de una solicitud de cumplimiento de una Obligación Restringida o que pueda exigirse como cuestión de derecho Suizo imperativo en vigor en el momento en que se requiera hacer un pago o cumplir otras obligaciones en virtud de los Documentos Financieros para permitir un pronto pago o cumplimiento de otras obligaciones en virtud de los Documentos Financieros.

6.7  The Swiss Pledgor will take, and cause to be taken as soon as reasonably practicable, all and any other action, including, without limitation, the passing of any shareholders’ resolutions to approve any payment or other performance under the Finance Documents and the receipt of any confirmations from the Swiss Pledgor’s auditors, whether following a request to discharge a Restricted Obligation or which may be required as a matter of mandatory Swiss law in force at the time it is required to make a payment or perform other obligations under the Finance Documents in order to allow a prompt payment or performance of other obligations under the Finance Documents.

6.8  Si la ejecución de las Obligaciones Restringidas se limitara debido a los efectos mencionados en esta cláusula 6 y si algún activo del Pignorante Suizo tuviera un valor contable inferior a su valor de mercado (un “Activo Infravalorado”), el Pignorante Suizo deberá, en la medida en que lo permitan la legislación aplicable y sus normas de contabilidad: (i) recoger el valor contable de ese Activo Infravalorado de manera que su balance refleje un valor contable igual al valor de mercado de dicho Activo Infravalorado, y ii) hacer esfuerzos razonables para realizar el Activo Infravalorado por una cantidad que sea al menos igual al valor de mercado de dicho activo. Sin perjuicio de los derechos del Agente de Garantías en virtud de los Documentos Financieros, el Pignorante Suizo sólo estará obligado a realizar un Activo Infravalorado si dicho activo no es necesario para el negocio del Pignorante Suizo (nicht betriebsnotwendig).

6.8  If the enforcement of the Restricted Obligations would be limited due to the effects referred to in this clause 6 and if any asset of the Swiss Pledgor has a book value that is less than its market value (an “Undervalued Asset”), the Swiss Pledgor shall, to the extent permitted by applicable law and its accounting standards (i) write up the book value of such Undervalued Asset such that its balance sheet reflects a book value that is equal to the market value of such Undervalued Asset, and (ii) make reasonable efforts to realize the Undervalued Asset for a sum which is at least equal to the market value of such asset. Without prejudice to the rights of the Security Agent under the Finance Documents, the Swiss Pledgor will only be required to realize an Undervalued Asset if such asset is not necessary for the Swiss Pledgor’s business (nicht betriebsnotwendig).

7. TRIBUTOS Y GASTOS	7. TAXES AND EXPENSES

Serán por cuenta de los Pignorantes cuantos tributos, tasas, gravámenes, aranceles, timbres, corretajes y gastos, de la naturaleza que sean (incluidos los honorarios del Notario que interviene en el otorgamiento del presente Contrato y los del mantenimiento de los registros contables de las Acciones) se originen, ahora o en el futuro, por causa del otorgamiento, de la extensión, conservación, modificaciones, cancelación y ejecución de las Prendas de acuerdo con los términos de este Contrato y cualesquiera otros gastos u honorarios de abogados y procuradores y tasas y/o costas judiciales que puedan originarse a las Partes Garantizadas por causa del incumplimiento por los Pignorantes de sus obligaciones bajo este Contrato.

All present and future taxes, fees and expenses of any nature whatsoever (including the fees of the Notary attesting and before whom this Agreement is granted and those connected with the maintenance of the registries of book entries where the Shares are recorded) arising out of the execution, extension, maintenance, amendments, cancellation and enforcement of the Pledges in accordance with this Agreement as well as any other fees or expenses of legal advisors and procuradores and the judicial costs in which the Secured Parties may incur as a consequence of the breach by the Pledgors of any of its obligations hereunder, shall be borne by the Pledgors.

8. NOTIFICACIONES	8. NOTICES

Las Partes efectuarán todas las notificaciones relativas a este Contrato de conformidad con el Contrato de Prendas.	All notices to be delivered between the parties in connection with this Agreement shall be made in accordance with the Pledges Agreement.

9. SUBSANACIÓN O COMPLEMENTO DEL CONTRATO	9. FURTHER ASSURANCES

Los Pignorantes deberán, dentro de los diez (10) Días Hábiles siguientes a la recepción de una notificación por escrito del Agente de Garantías, otorgar cuantos documentos públicos o privados sean necesarios a los efectos de subsanar o aclarar este Contrato, o a los efectos de perfeccionar las Prendas.

The Pledgors shall, within ten (10) Business Days of receipt of a written request from the Security Agent, grant all such documents (private or public) as may be necessary to clarify any term of this Agreement or perfect the Pledges.

10. DOCUMENTO PÚBLICO	10. PUBLIC DOCUMENT

Las Partes suscriben y elevan a público el presente Contrato ante el Notario de Madrid, D. Antonio Pérez-Coca Crespo.	The Parties execute and raise to public document status this Agreement in front of the Notary of Madrid, Mr. Antonio Pérez-Coca Crespo.

11. LEY Y JURISDICCIÓN	11. LAW AND JURISDICTION

11.1 Este Contrato se regirá e interpretará de conformidad con la legislación española.	11.1 This Agreement will be governed by and construed in accordance with Spanish law.

11.2 Las Partes, con renuncia expresa a cualquier otro fuero, se someten expresa e irrevocablemente al de los Juzgados y Tribunales de la ciudad de Madrid, para cualesquiera desavenencias que pudieran derivarse de este Contrato.

11.2 Each of the parties to this Agreement irrevocably submits themselves, with express waiver to any other forum, to the jurisdiction of the Courts and Tribunals of the city of Madrid for the resolution of any claim which may arise out of in connection with this Agreement.

12. IDIOMA	12. LANGUAGE

El presente Contrato se redacta en idioma inglés y en idioma español. En caso de discrepancia o incongruencia entre la versión redactada en inglés y la redactada en español, prevalecerá la versión española. La versión inglesa tiene carácter meramente informativo.

This Agreement is executed in both the Spanish and the English language. In the event of any discrepancy or inconsistency between the Spanish and the English versions, the Spanish version shall prevail. The English version is intended for information purposes only.

/s/ Antonio Iván Sánchez Ugarte
Mr. Antonio Iván Sánchez Ugarte

CEMEX, S.A.B. DE C.V.

CEMEX OPERACIONES MÉXICO, S.A. DE C.V.

CEMEX INNOVATION HOLDING LTD.

CEMEX ESPAÑA, S.A.

/s/ Juan Bosco Eguilior Monfort	/s/ Miguel Castillo Rodríguez
Mr. Juan Bosco Eguilior Monfort	Mr. Miguel Castillo Rodríguez

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. (como Depositario y Acreedor / as Custodian and Lender)

BBVA BANCOMER, S.A. INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA BANCOMER

/s/ Daniela Salime Reyes Sosa
Ms. Daniela Salime Reyes Sosa

WILMINGTON TRUST (LONDON) LIMITED

asimismo, en nombre y representación de los ACREEDORES GARANTIZADOS

ANEXO 1

ACREEDORES COMPARECIENTES / APPEARING LENDERS

1.	Banco Bilbao Vizcaya Argentaria, S.A.

2.	BBVA Bancomer, S.A. Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer

ANEXO 2

ACREEDORES NO COMPARECIENTES / NON-APPEARING LENDERS

1.	Banco Mercantil del Norte, S.A. Institución de Banca Múltiple, Grupo Financiero Banorte

2.	Banco Nacional de Comercio Exterior, S.N.C.

3.	Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex

4.	Banco Sabadell, S.A., Institución de Banca Múltiple

5.	Banco Santander, S.A.

6.	Banco Santander México, S.A., Institución de Banca Múltiple, Grupo Financiero Santander México

7.	Bank of America N.A., London Branch

8.	Bayerische Landesbank, New York Branch

9.	BNP Paribas, acting through its New York Branch

10.	BNP Paribas, S.A., Sucursal en España

11.	Citibank N.A., International Banking Facility

12.	Crédit Agricole Corporate and Investment Bank

13.	Crédit Industriel et Commercial, London Branch

14.	Export Development Canada

15.	HSBC France, Sucursal en España

16.	HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC

17.	ING Bank N.V., Dublin Branch

18.	Intesa San Paolo S.p.A., New York Branch

19.	JP Morgan Chase Bank N.A.

20.	Mizuho Bank Ltd

21.	National Westminster Bank Plc

22.	Société Générale

23.	Sumitomo Mitsui Banking Corporation

ANEXO 3

DATOS A EFECTOS DE NOTIFICACIONES DEL DEPOSITARIO / NOTICE

DETAILS OF THE CUSTODIAN

c014480l@bbva.com (a la atención de Elena Ayuso)

miguel.castillo@bbva.com

pablo.mon@bbva.com